Exhibit (23)
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Clearwater Paper Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333‑156131, 333‑156133, 333‑156136, and 333‑172077) on Form S‑8 and registration statement (No. 333‑189092) on Form S‑4 of Clearwater Paper Corporation and subsidiaries of our reports dated February 22, 2017, with respect to the consolidated balance sheets of Clearwater Paper Corporation and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and stockholders’ equity for each of the years in the three‑year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10‑K of Clearwater Paper Corporation.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states that management’s assessment of the effectiveness of internal control over financial reporting and our audit of internal control over financial reporting of Clearwater Paper Corporation and subsidiaries excludes an evaluation of the internal control over financial reporting of an acquired business, Manchester Industries.

/s/ KPMG LLP

Seattle, Washington
February 22, 2017